Exhibit No. 15

To the Board of Directors and Shareholders of
Gerber Scientific, Inc.:

Re:	Registration Statements on Form S-8,
File No. 2-93695, No. 33-58668,
No. 333-26177, No. 333-42879,
No. 333-81447, No. 333-83463 and
No. 333-39754

With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated August 24, 2005 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/ s / KPMG LLP

Hartford, Connecticut
August 24, 2005